Exhibit 99.1

B&G Foods Reports Financial Results for Fourth Quarter and Full Year 2025

Parsippany, N.J., March 3, 2026—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the fourth quarter and full year 2025. Financial results for the fourth quarter and full year 2025 include the impact of the Don Pepino divestiture during the second quarter of 2025, the Le Sueur U.S. divestiture during the third quarter of 2025, and an extra reporting week in the fourth quarter and full year 2025 as compared to the fourth quarter and full year 2024.

Summary

	Fourth Quarter of 2025		Fiscal Year 2025
(In millions, except per share data)		Change vs.		Change vs.
	Amount	Q4 2024	Amount	FY 2024
Net Sales	$539.6	(2.2)%	$1,828.7	(5.4)%
Base Business Net Sales (1)	$539.6	0.8%	$1,806.1	(4.0)%
Diluted EPS	$(0.19)	(83.0)%	$(0.54)	(83.0)%
Adj. Diluted EPS (1)	$0.28	(9.7)%	$0.51	(27.1)%
Net Loss	$(15.2)	(82.8)%	$(43.3)	(82.8)%
Adj. Net Income (1)	$22.8	(7.4)%	$41.3	(26.0)%
Adj. EBITDA (1)	$84.7	(1.6)%	$272.2	(7.9)%

Guidance for Full Year Fiscal 2026

●	Net sales range of $1.655 billion to $1.695 billion.
●	Adjusted EBITDA range of $265.0 million to $275.0 million.
●	Adjusted diluted earnings per share range of $0.55 to $0.65.

Commenting on the results, Casey Keller, President and Chief Executive Officer of B&G Foods, stated, “B&G Foods’ fourth quarter earnings were largely in line with expectations, with core business trends showing further year-over-year improvement to date during the first quarter of 2026. B&G Foods also announced yesterday the divestiture of the Green Giant U.S. frozen vegetable business—representing a significant milestone in our ongoing effort to divest brands and product lines that are non-core to B&G Foods’ long-term strategy, sharpen our focus and reduce long-term debt.”

Financial Results for the Fourth Quarter of 2025

Net sales for the fourth quarter of 2025 decreased $12.0 million, or 2.2%, to $539.6 million from $551.6 million for the fourth quarter of 2024. The decrease was primarily attributable to the Le Sueur U.S. and Don Pepino divestitures, partially offset by an increase in base business net sales. Net sales of the Le Sueur U.S. brand, which the Company divested on August 1, 2025, and of the Don Pepino and Sclafani brands, which the Company divested on May 23, 2025, were $12.4 million and $4.0 million, respectively, in the fourth quarter of 2024.

Base business net sales for the fourth quarter of 2025 increased $4.4 million, or 0.8%, to $539.6 million from $535.2 million for the fourth quarter of 2024. The increase in base business net sales was driven by an increase in net pricing and the impact of product mix of $2.8 million, or 0.5% of base business net sales, and an increase in volume of $1.9 million, or 0.4% of base business net sales, partially offset by the negative impact of foreign currency of $0.3 million.

For the fourth quarter of 2025, gross profit was $122.7 million, or 22.7% of net sales, and adjusted gross profit(1) was $123.9 million, or 23.0% of net sales. For the fourth quarter of 2024, gross profit was $118.7 million, or 21.5% of net sales, and adjusted gross profit was $122.3 million, or 22.2% of net sales.

Selling, general and administrative expenses increased $3.7 million, or 7.3%, to $54.0 million for the fourth quarter of 2025 from $50.3 million for the fourth quarter of 2024. The increase was composed of increases in general and administrative expenses of $2.3 million, acquisition/divestiture-related and non-recurring expenses of $1.2 million and selling expenses of $1.1 million, partially offset by a decrease in consumer marketing expenses of $0.9 million. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 0.9 percentage points to 10.0% for the fourth quarter of 2025, as compared to 9.1% for the fourth quarter of 2024.

Net interest expense decreased $0.8 million, or 2.1%, to $38.8 million for the fourth quarter of 2025 from $39.6 million for the fourth quarter of 2024. The decrease was primarily attributable to a reduction in average long-term debt outstanding and lower average interest rates on the Company’s variable rate borrowings during the fourth quarter of 2025 compared to the fourth quarter of 2024.

The Company had a net loss of $15.2 million, or $0.19 per diluted share, for the fourth quarter of 2025, compared to a net loss of $222.4 million, or $2.81 per diluted share, for the fourth quarter of 2024. The reduction in net loss and diluted loss per share were primarily attributable to a $285.2 million reduction in impairment of intangible assets recorded during the fourth quarter of 2025 compared to the fourth quarter of 2024.

The Company’s net losses for the fourth quarters of 2025 and 2024 were primarily attributable to non-cash impairment charges. During the fourth quarter of 2025, the Company recorded pre-tax, non-cash impairment charges of (1) $34.8 million for the Green Giant brand, including $22.4 million related to indefinite-lived intangible trademark assets and $12.4 million related to finite-lived intangible customer relationship assets, and (2) $0.7 million related to inventories included in assets held for sale related to the pending Green Giant Canada divestiture. During the fourth quarter of 2024, the Company recorded pre-tax, non-cash impairment charges of $320.0 million related to indefinite-lived intangible trademark assets for the Green Giant, Victoria, Static Guard, and McCann’s brands.

The Company’s adjusted net income for the fourth quarter of 2025 was $22.8 million, or $0.28 per adjusted diluted share, compared to adjusted net income of $24.6 million, or $0.31 per adjusted diluted share, for the fourth quarter of 2024. The reduction in adjusted net income and adjusted diluted earnings per share for the fourth quarter of 2025 were primarily attributable to the decrease in net sales and increases in raw material costs, including the impact of tariffs.

Adjusted EBITDA was $84.7 million for the fourth quarter of 2025 compared to $86.1 million for the fourth quarter of 2024. Adjusted EBITDA as a percentage of net sales was 15.7% for the fourth quarter of 2025, compared to 15.6% for the fourth quarter of 2024.

Financial Results for Full Year Fiscal 2025

Net sales for fiscal 2025 decreased $103.8 million, or 5.4%, to $1,828.7 million from $1,932.5 million for fiscal 2024. The decrease was primarily attributable to a decrease in base business net sales and the Le Sueur U.S. and Don Pepino divestitures. Net sales of the divested brands were $51.6 million in fiscal 2024, compared to $22.6 million in fiscal 2025 through the applicable dates of divestiture, which were August 1, 2025 and May 23, 2025, respectively.

Base business net sales for fiscal 2025 decreased $74.9 million, or 4.0%, to $1,806.1 million from $1,881.0 million for fiscal 2024. The decrease in base business net sales was driven by a decrease in volume of $66.3 million, or 3.5% of base business net sales, a decrease in net pricing and the impact of product mix of $5.5 million, or 0.3% of base business net sales, and the negative impact of foreign currency of $3.1 million.

For fiscal 2025, gross profit was $398.8 million or 21.8% of net sales, and adjusted gross profit was $402.4 million, or 22.0% of net sales. For fiscal 2024, gross profit was $422.0 million, or 21.8% of net sales, and adjusted gross profit was $427.9 million, or 22.1% of net sales.

Selling, general and administrative expenses increased $6.8 million, or 3.7%, to $194.9 million for fiscal 2025 from $188.1 million for fiscal 2024. The increase was composed of increases in acquisition/divestiture-related and non-recurring expenses of $9.9 million and general and administrative expenses of $2.1 million, partially offset by decreases in consumer marketing expenses of $3.8 million and warehousing expenses of $1.4 million. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 1.0 percentage point to 10.7% for fiscal 2025, as compared to 9.7% for fiscal 2024.

Net interest expense decreased $7.8 million, or 5.0%, to $149.6 million for fiscal 2025 from $157.4 million for fiscal 2024. The decrease was primarily attributable to a reduction in average long-term debt outstanding and lower average interest rates on the Company’s variable rate borrowings during fiscal 2025 compared to fiscal 2024, and a net gain on extinguishment of debt of $2.3 million during fiscal 2025 compared to a loss on extinguishment of debt of $2.1 million during fiscal 2024.

The Company had a net loss of $43.3 million, or $0.54 per diluted share, for fiscal 2025, compared to a net loss of $251.3 million, or $3.18 per diluted share, for fiscal 2024. The Company’s net loss for fiscal 2025 was primarily attributable to: (1) pre-tax, non-cash impairment charges of $60.8 million, including $34.8 million related to finite-lived intangible customer relationship assets and indefinite-lived intangible trademark assets for the Green Giant brand, and $26.0 million related to indefinite-lived intangible trademark assets for the Victoria and McCann’s brands, and (2) pre-tax, non-cash impairment charges of $28.5 million related to assets held for sale for Green Giant Canada, partially offset by (3) a net gain on sale of assets of $2.9 million, which includes a gain on sale of $15.5 million for the Le Sueur U.S. divestiture during the third quarter of 2025 and a loss on sale of $12.6 million for the Don Pepino divestiture during the second quarter of 2025.

The Company’s net loss for fiscal 2024 was primarily attributable to: (1) pre-tax, non-cash impairment charges of $320.0 million related to indefinite-lived intangible trademark assets in the fourth quarter of 2024 and (2) pre-tax, non-cash impairment charges of $70.6 million recorded during the first quarter of 2024 for the impairment of goodwill within the Company’s Frozen & Vegetables reporting unit.

The Company’s adjusted net income for fiscal 2025 was $41.3 million, or $0.51 per adjusted diluted share, compared to adjusted net income of $55.7 million, or $0.70 per adjusted diluted share, for fiscal 2024. The reduction in adjusted net income and adjusted diluted earnings per share in fiscal 2025 was primarily attributable to the decrease in net sales and increases in raw material costs, including the impact of tariffs.

For fiscal 2025, adjusted EBITDA was $272.2 million, a decrease of $23.2 million, or 7.9%, compared to $295.4 million for fiscal 2024. Adjusted EBITDA as a percentage of net sales was 14.9% for fiscal 2025, compared to 15.3% for fiscal 2024.

Segment Results(3)

The Company operates in, and reports results by, four business segments (also referred to as business units):

Specialty — includes, among others, the Crisco, Clabber Girl, Bear Creek, Polaner, Underwood, B&G, Grandma’s, New York Style, B&M, Baker’s Joy, Regina, TrueNorth, Static Guard, SugarTwin and Brer Rabbit brands. Specialty also included the Don Pepino and Sclafani brands until the Company’s divestiture of those brands on May 23, 2025.

Meals — includes, among others, the Ortega, Maple Grove Farms, Cream of Wheat, Las Palmas, Victoria, Mama Mary’s, Spring Tree, McCann’s, Carey’s and Vermont Maid brands.

Frozen & Vegetables — primarily includes the Green Giant brand and included the Le Sueur brand in the United States until its divestiture on August 1, 2025.

Spices & Flavor Solutions — includes, among others, the Dash, Spice Islands, Weber, Ac’cent, Tone’s, Trappey’s, Durkee and Wright’s brands.

Specialty Segment Results

Specialty segment results were as follows (dollars in thousands):

	Fourth Quarter Ended				Fiscal Year Ended
	January 3,	December 28,			January 3,	December 28,
	2026	2024	$ Change	% Change	2026	2024	$ Change	% Change
Specialty segment net sales	$210,191	$216,732	$(6,541)	(3.0)%	$629,976	$679,076	$(49,100)	(7.2)%
Specialty segment adjusted expenses	154,417	156,786	(2,369)	(1.5)%	470,291	508,939	(38,648)	(7.6)%
Specialty segment adjusted EBITDA	$55,774	$59,946	$(4,172)	(7.0)%	$159,685	$170,137	$(10,452)	(6.1)%

The decrease in Specialty segment net sales for the fourth quarter of 2025 was primarily due to the Don Pepino divestiture (which negatively impacted net sales versus the fourth quarter of 2024 by $4.0 million) and a decrease in net pricing and the impact of product mix. The decrease in Specialty segment net sales for fiscal 2025 was primarily due to decreased volumes across the Specialty business unit in the aggregate, a decrease in net pricing and the impact of product mix, the Don Pepino divestiture (which negatively impacted net sales versus fiscal 2024 by $9.4 million), and the modest negative impact of foreign currency.

The decrease in Specialty segment adjusted EBITDA for the fourth quarter and full year 2025 was primarily due to the decrease in net sales and the impact of tariffs, offset in part by a decrease in raw material costs as a percentage of net sales in the case of fiscal 2025.

Meals Segment Results

Meals segment results were as follows (dollars in thousands):

	Fourth Quarter Ended				Fiscal Year Ended
	January 3,	December 28,			January 3,	December 28,
	2026	2024	$ Change	% Change	2026	2024	$ Change	% Change
Meals segment net sales	$124,239	$122,895	$1,344	1.1%	$444,426	$462,397	$(17,971)	(3.9)%
Meals segment adjusted expenses	92,209	94,635	(2,426)	(2.6)%	337,830	361,344	(23,514)	(6.5)%
Meals segment adjusted EBITDA	$32,030	$28,260	$3,770	13.3%	$106,596	$101,053	$5,543	5.5%

For the fourth quarter of 2025, the increase in Meals segment net sales was primarily due to an increase in net pricing and the impact of product mix, offset in part by lower volumes across the Meals segment in the aggregate. For fiscal 2025, the decrease in Meals segment net sales was primarily due to a decrease in volumes across the Meals business unit in the aggregate, partially offset by an increase in net pricing and the impact of product mix.

The increase in Meals segment adjusted EBITDA in the fourth quarter and full year 2025 was primarily due to the increase in net pricing and improved product mix and cost reductions in certain inputs, as well as from increased plant volumes as pertaining to in-sourcing the manufacturing of certain additional products previously outsourced, offset in part by lower net sales volumes.

Frozen & Vegetables Segment Results

Frozen & Vegetables segment results were as follows (dollars in thousands):

	Fourth Quarter Ended				Fiscal Year Ended
	January 3,	December 28,			January 3,	December 28,
	2026	2024	$ Change	% Change	2026	2024	$ Change	% Change
Frozen & Vegetables segment net sales	$99,065	$110,137	$(11,072)	(10.1)%	$358,571	$395,785	$(37,214)	(9.4)%
Frozen & Vegetables segment adjusted expenses	99,533	113,412	(13,879)	(12.2)%	358,902	386,263	(27,361)	(7.1)%
Frozen & Vegetables segment adjusted EBITDA	$(468)	$(3,275)	$2,807	85.7%	$(331)	$9,522	$(9,853)	(103.5)%

For the fourth quarter of 2025, the decrease in Frozen & Vegetables segment net sales was primarily due to the Le Sueur U.S. divestiture (which negatively impacted net sales versus the fourth quarter of 2024 by $12.4 million). For the fourth quarter of 2025, base business net sales for the Frozen & Vegetables segment increased, primarily due to higher volumes, offset in part by the modest negative impact of foreign currency and a decrease in net pricing and the impact of product mix.

For fiscal 2025, the decrease in Frozen & Vegetables segment net sales was primarily due to the Le Sueur U.S. divestiture (which negatively impacted net sales versus fiscal 2024 by $19.6 million), a decrease in volumes,  a decrease in net pricing and the impact of product mix, and the negative impact of foreign currency.

For the fourth quarter of 2025, the increase in Frozen & Vegetables segment adjusted EBITDA was primarily due to a decrease in raw material and manufacturing costs and the favorable impact of foreign currency on cost of goods, offset in part by lower net sales. For fiscal 2025, the decrease in Frozen & Vegetables segment adjusted EBITDA was primarily due to a decrease in net sales, increased trade promotions, an increase in raw material and manufacturing costs (including the impact of tariffs), the Le Sueur U.S. divestiture, and the negative impact of foreign currency on products manufactured at the Company’s manufacturing facility in Mexico.

Spices & Flavor Solutions Segment Results

Spices & Flavor Solutions segment results were as follows (dollars in thousands):

	Fourth Quarter Ended				Fiscal Year Ended
	January 3,	December 28,			January 3,	December 28,
	2026	2024	$ Change	% Change	2026	2024	$ Change	% Change
Spices & Flavor Solutions segment net sales	$106,061	$101,804	$4,257	4.2%	$395,714	$395,196	$518	0.1%
Spices & Flavor Solutions segment adjusted expenses	82,919	75,781	7,138	9.4%	295,795	284,348	11,447	4.0%
Spices & Flavor Solutions segment adjusted EBITDA	$23,142	$26,023	$(2,881)	(11.1)%	$99,919	$110,848	$(10,929)	(9.9)%

The increase in Spices & Flavor Solutions segment net sales for the fourth quarter 2025 was primarily due to an increase in net pricing and the impact of product mix, and an increase in volumes across the Spices & Flavor Solutions business unit in the aggregate. The increase in Spices & Flavor Solutions segment net sales for fiscal 2025 was primarily due to an increase in net pricing and the impact of product mix, partially offset by a decline in volumes across the Spices & Flavor Solutions business unit in the aggregate.

The decrease in Spices & Flavor Solutions segment adjusted EBITDA for the fourth quarter and full year 2025 was primarily due to the impact of tariffs, the impact of product mix, increases in raw material costs (particularly for garlic and black pepper), and the impact of unfavorable manufacturing facility absorption.

Full Year Fiscal 2026 Guidance

For fiscal 2026, net sales are expected to be $1.655 billion to $1.695 billion, adjusted EBITDA is expected to be $265.0 million to $275.0 million, and adjusted diluted earnings per share are expected to be $0.55 to $0.65. This guidance (1) includes the expected impact of one fewer reporting week in fiscal 2026 as compared to fiscal 2025, (2) includes the expected impact of the Company’s divestiture of the Green Giant U.S. frozen product line, which, as publicly announced by press release yesterday, closed effective March 2, 2026, (3) includes the expected impact of the Don Pepino divestiture, which was completed on May 23, 2025, (4) includes the expected impact of the Le Sueur U.S. divestiture, which was completed on August 1, 2025, (5) excludes the expected impact of the pending College Inn and Kitchen Basics acquisition, which, subject to customary closing conditions, is expected to close during the first quarter of 2026, and (6) excludes the expected impact of the pending Green Giant Canada divestiture, which, subject to regulatory approval in Canada and customary closing conditions, is expected to close during the second quarter of 2026.

Given the uncertainty in the political economic environment and rapidly evolving negotiations regarding tariffs and retaliatory tariffs, the Company’s guidance does not reflect fully the potential impacts of recently imposed and threatened tariffs by the U.S. and retaliatory actions taken or threatened by other countries in response, or the potential for additional tariffs, trade barriers or retaliatory actions by the U.S. or other countries.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets); gains and losses on extinguishment of debt; impairment of assets held for sale; impairment of intangible assets; non-recurring expenses, gains and losses; and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, March 3, 2026 to discuss fourth quarter 2025 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income” (net income (loss) adjusted for certain items that affect comparability), “adjusted diluted earnings per share” (diluted earnings (loss) per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income (loss) before net interest expense, income taxes, and depreciation and amortization), “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets), gains and losses on extinguishment of debt, impairment of assets held for sale, impairment of intangible assets, and non-recurring expenses, gains and losses), “segment adjusted EBITDA” (segment net sales less segment adjusted expenses), “segment adjusted expenses” (primarily includes cost of goods sold and other expenses incurred by the Company’s business segments to run day-to-day operations, excluding unallocated corporate items, depreciation and amortization, acquisition/divestiture-related and non-recurring expenses, impairment of intangible assets, goodwill and assets held for sale, gains and losses on sales of assets, interest expense, and income tax expense or benefit), “adjusted gross profit” (gross profit adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold) and “adjusted gross profit percentage” (gross profit as a percentage of net sales adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA, adjusted EBITDA, segment adjusted EBITDA and reconciliations of EBITDA, adjusted EBITDA and segment adjusted EBITDA to net loss and, in the case of EBITDA and adjusted EBITDA, to net cash provided by operating activities, is included below for the fourth quarter and full year 2025 and 2024, along with the components of EBITDA, adjusted EBITDA and segment adjusted EBITDA. Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows.

End Notes

(1)	Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” above for the definition of the non-GAAP financial measures “base business net sales,” “adjusted diluted earnings per share,” “adjusted net income ,” “EBITDA,” “adjusted EBITDA,” “segment adjusted EBITDA,” “segment adjusted expenses,” “adjusted gross profit” and “adjusted gross profit percentage,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.
(2)	Green Giant Canada refers to the Company’s Green Giant and Le Sieur frozen and shelf-stable vegetable product lines in Canada.

(3)	Segment net sales, segment adjusted expenses and segment adjusted EBITDA are the primary measures used by the Company’s chief operating decision maker (CODM) to evaluate segment operating performance and to decide how to allocate resources to segments. The Company’s CODM is the Company’s chief executive officer. Segment adjusted expenses and segment adjusted EBITDA exclude unallocated corporate items, depreciation and amortization, acquisition/divestiture-related and non-recurring expenses, impairment of intangible assets, gains and losses on sales of assets, interest expense, and income tax expense or benefit. Unallocated corporate items consist of centrally managed corporate functions, including selling, marketing, procurement, centralized administrative functions, insurance, and other similar expenses not directly tied to segment operating performance. Depreciation and amortization expenses are neither maintained nor available by business segment, as the Company’s manufacturing, warehouse, and distribution activities are centrally managed. These items that are centrally managed at the corporate level, and therefore excluded from the measures of segment adjusted expenses and segment adjusted EBITDA, are reviewed by the CODM. Expenses that are managed centrally but can be attributed to a segment, such as warehousing and transportation expenses, are generally allocated to segments based on net sales.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including B&G, B&M, Bear Creek, Cream of Wheat, Crisco, Dash, Green Giant, Las Palmas, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding net sales, adjusted EBITDA and adjusted diluted earnings per share and B&G Foods’ overall expectations for fiscal 2026 and beyond, including B&G Foods’ ability to divest brands and product lines that are non-core to B&G Foods’ long-term strategy, sharpen its focus and reduce long-term debt. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the Company’s substantial leverage, which may impact the Company’s ability, among other things, to fund capital expenditures, working capital needs, dividend payments and acquisitions, and to obtain refinancing or additional financing; the Company’s ability to comply with the ratios or tests under its long-term debt agreements, including the maximum consolidated leverage ratio and minimum consolidated interest coverage ratio under its credit agreement, which may be affected not only by the Company’s operating performance but also by events beyond the Company’s control, including prevailing economic, financial and industry conditions, and changes in interest rates; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s procurement, sales and operations (including recent U.S. tariffs imposed or threatened to be imposed on China, Canada and Mexico and other countries and retaliatory actions taken or threatened to be taken by such countries); the effects of rising costs for and/or decreases in supply of the Company’s commodities, ingredients, packaging, other raw materials, distribution and labor; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost-saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption, and to procure ingredients, packaging and other raw materials when needed despite disruptions in the supply chain or labor shortages; the impact pandemics or disease outbreaks, may have on the Company’s business, including among other things, the Company’s supply chain, manufacturing operations or workforce and customer and consumer demand for the Company’s products; the Company’s ability to recruit and retain senior management and a highly skilled and diverse workforce at the Company’s corporate offices, manufacturing facilities and other work locations despite a very tight labor market and changing employee expectations as to fair compensation, an inclusive and diverse workplace, flexible working and other matters; the risks associated with the possible expansion of the Company’s business through acquisitions or reduction in size through divestitures; the Company’s possible inability to successfully complete divestitures of non-core businesses, including the pending divestiture of the Company’s Green Giant and Le Sieur frozen and shelf-stable business in Canada, to sharpen its focus, improve margins, reduce costs and reduce its long-term debt, and, if completed, the Company’s possible inability to achieve the expected margin improvements, cost savings and debt reduction; whether and when the closing conditions for the Company’s pending acquisition of the College Inn and Kitchen Basics brands will be satisfied and whether and when the acquisition will close, and the Company’s possible inability to identify new acquisitions or to integrate recent, pending or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies from recent, pending or future acquisitions; the Company’s ability to successfully complete the integration of recent, pending or future acquisitions into the Company’s enterprise resource planning (ERP) system; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act and the One Big Beautiful Bill Act, and any future tax reform or legislation; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; future impairments of the Company’s goodwill, other intangible assets, and tangible assets, such as property, plant, equipment or inventory, which impairments may be triggered if operating results for any of the Company’s brands deteriorate at rates in excess of its current projections, the Company’s market capitalization declines or discount rates change, even if due to macroeconomic factors, or may be triggered by divestitures, if divestiture proceeds are less than the book value of the assets being divested; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident, other disruption or data leak; the Company’s ability to successfully implement the Company’s sustainability initiatives and achieve the Company’s sustainability goals, and changes to environmental laws and regulations; the Company’s ability to successfully adopt and utilize new technologies, such as artificial intelligence, including machine learning and generative artificial intelligence; and other factors that affect the food industry generally, including: recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products; competitors’ pricing practices and promotional spending levels; fluctuations in the level of the Company’s customers’ inventories and credit and other business risks related to the Company’s customers operating in a challenging economic and competitive environment; and the risks associated with third-party suppliers and co-packers, including the risk that any failure by one or more of the Company’s third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt the Company’s supply of raw materials or certain finished goods products or injure the Company’s reputation. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Anna Kate Heller	Matt Lindberg
bgfoodsIR@icrinc.com	matthew.lindberg@icrinc.com

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	January 3,	December 28,
	2026	2024
Assets
Current assets:
Cash and cash equivalents	$56,293	$50,583
Trade accounts receivable, net	140,699	172,260
Inventories	420,766	511,232
Assets held for sale	51,343	—
Prepaid expenses and other current assets	53,380	38,301
Income tax receivable	17,337	9,068
Total current assets	739,818	781,444

Property, plant and equipment, net	253,433	278,119
Operating lease right-of-use assets	50,983	55,431
Finance lease right-of-use assets	—	773
Goodwill	543,812	548,231
Other intangible assets, net	1,190,974	1,285,946
Other assets	45,890	34,788
Deferred income taxes	9,885	9,320
Total assets	$2,834,795	$2,994,052

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$107,669	$113,209
Accrued expenses	78,436	83,960
Current portion of operating lease liabilities	16,697	17,963
Current portion of finance lease liabilities	—	726
Current portion of long-term debt	4,500	5,625
Income tax payable	343	344
Dividends payable	15,196	15,038
Total current liabilities	222,841	236,865

Long-term debt, net of current portion	1,945,576	2,014,823
Deferred income taxes	167,951	168,027
Long-term operating lease liabilities, net of current portion	34,636	37,697
Other liabilities	10,866	11,833
Total liabilities	2,381,870	2,469,245

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 79,977,050 and 79,144,800 shares issued and outstanding as of January 3, 2026 and December 28, 2024, respectively	800	791
Additional paid-in capital	—	—
Accumulated other comprehensive income (loss)	15,045	(4,743)
Retained earnings	437,080	528,759
Total stockholders’ equity	452,925	524,807
Total liabilities and stockholders’ equity	$2,834,795	$2,994,052

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 3,	December 28,	January 3,	December 28,
	2026	2024	2026	2024
Net sales	$539,556	$551,568	$1,828,687	$1,932,454
Cost of goods sold	416,821	432,881	1,429,870	1,510,504
Gross profit	122,735	118,687	398,817	421,950

Operating expenses:
Selling, general and administrative expenses	54,002	50,340	194,947	188,068
Amortization expense	4,991	5,111	20,292	20,444
Impairment of goodwill	—	—	—	70,580
(Gain) loss on sales of assets	—	—	(2,867)	135
Impairment of assets held for sale	700	—	28,500	—
Impairment of intangible assets	34,798	320,000	60,798	320,000
Operating income (loss)	28,244	(256,764)	97,147	(177,277)

Other expenses (income):
Interest expense, net	38,796	39,648	149,631	157,447
Other income	(1,201)	(1,081)	(4,750)	(4,215)
Loss before income tax expense (benefit)	(9,351)	(295,331)	(47,734)	(330,509)
Income tax expense (benefit)	5,827	(72,917)	(4,477)	(79,258)
Net loss	$(15,178)	$(222,414)	$(43,257)	$(251,251)

Weighted average shares outstanding:
Basic	79,977	79,152	79,755	79,012
Diluted	80,881	79,152	79,755	79,012

Loss per share:
Basic	$(0.19)	$(2.81)	$(0.54)	$(3.18)
Diluted	$(0.19)	$(2.81)	$(0.54)	$(3.18)

Cash dividends declared per share	$0.19	$0.19	$0.76	$0.76

B&G Foods, Inc. and Subsidiaries

Segment Net Sales, Segment Adjusted Expenses and Segment Adjusted EBITDA and

Reconciliation of Segment Adjusted EBITDA to Net Loss

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 3,	December 28,	January 3,	December 28,
	2025	2024	2025	2024
Segment net sales:
Specialty	$210,191	$216,732	$629,976	$679,076
Meals	124,239	122,895	444,426	462,397
Frozen & Vegetables	99,065	110,137	358,571	395,785
Spices & Flavor Solutions	106,061	101,804	395,714	395,196
Total segment net sales	539,556	551,568	1,828,687	1,932,454

Segment adjusted expenses:
Specialty	154,417	156,786	470,291	508,939
Meals	92,209	94,635	337,830	361,344
Frozen & Vegetables	99,533	113,412	358,902	386,263
Spices & Flavor Solutions	82,919	75,781	295,795	284,348
Total segment adjusted expenses	429,078	440,614	1,462,818	1,540,894

Segment adjusted EBITDA:
Specialty	55,774	59,946	159,685	170,137
Meals	32,030	28,260	106,596	101,053
Frozen & Vegetables	(468)	(3,275)	(331)	9,522
Spices & Flavor Solutions	23,142	26,023	99,919	110,848
Total segment adjusted EBITDA	110,478	110,954	365,869	391,560

Unallocated corporate expenses	25,803	24,875	93,669	96,147
Adjusted EBITDA	$84,675	$86,079	$272,200	$295,413

Depreciation and amortization	$16,099	$16,905	$66,223	$68,614
Acquisition/divestiture-related and non-recurring expenses	3,633	4,649	14,655	8,938
Impairment of goodwill	—	—	—	70,580
(Gain) loss on sales of assets	—	—	(2,867)	135
Impairment of assets held for sale	700	—	28,500	—
Impairment of intangible assets	34,798	320,000	60,798	320,000
Impairment of property, plant and equipment, net	—	208	2,994	208
Interest expense, net	38,796	39,648	149,631	157,447
Income tax expense (benefit)	5,827	(72,917)	(4,477)	(79,258)
Net loss	$(15,178)	$(222,414)	$(43,257)	$(251,251)

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA(1)

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 3,	December 28,	January 3,	December 28,
	2026	2024	2026	2024
Net loss	$(15,178)	$(222,414)	$(43,257)	$(251,251)
Income tax expense (benefit)	5,827	(72,917)	(4,477)	(79,258)
Interest expense, net(2)(3)(4)	38,796	39,648	149,631	157,447
Depreciation and amortization	16,099	16,905	66,223	68,614
EBITDA(1)	45,544	(238,778)	168,120	(104,448)
Acquisition/divestiture-related and non-recurring expenses(5)	3,633	4,649	14,655	8,938
Impairment of goodwill(6)	—	—	—	70,580
Impairment of intangible assets(7)	34,798	320,000	60,798	320,000
(Gain) loss on sales of assets(8)	—	—	(2,867)	135
Impairment of property, plant and equipment, net(9)	—	208	2,994	208
Impairment of assets held for sale(10)	700	—	28,500	—
Adjusted EBITDA(1)	$84,675	$86,079	$272,200	$295,413

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA(1)

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 3,	December 28,	January 3,	December 28,
	2026	2024	2026	2024
Net cash provided by operating activities	$95,446	$80,348	$101,396	$130,914
Income tax expense (benefit)	5,827	(72,917)	(4,477)	(79,258)
Interest expense, net(2)(3)(4)	38,796	39,648	149,631	157,447
Impairment of goodwill(6)	—	—	—	(70,580)
Impairment of intangible assets(7)	(34,798)	(320,000)	(60,798)	(320,000)
(Loss) gain on extinguishment of debt(2)	—	(188)	2,754	(2,126)
Loss on sales of property, plant and equipment	(105)	(92)	(1,134)	(215)
Gain (loss) on sale of assets(8)	—	—	2,867	(135)
Impairment of property, plant and equipment(9)	—	(208)	(2,994)	(208)
Impairment of assets held for sale(10)	(700)	—	(28,500)	—
Deferred income taxes	(11,985)	82,139	1,816	99,107
Amortization of deferred debt financing costs and bond discount/premium	(1,483)	(1,391)	(6,420)	(5,928)
Share-based compensation expense	(2,713)	(1,869)	(13,317)	(8,664)
Changes in assets and liabilities, net of effects of business combinations	(42,741)	(44,248)	27,296	(4,802)
EBITDA(1)	45,544	(238,778)	168,120	(104,448)
Acquisition/divestiture-related and non-recurring expenses(5)	3,633	4,649	14,655	8,938
Impairment of goodwill(6)	—	—	—	70,580
Impairment of intangible assets(7)	34,798	320,000	60,798	320,000
(Gain) loss on sales of assets(8)	—	—	(2,867)	135
Impairment of property, plant and equipment, net(9)	—	208	2,994	208
Impairment of assets held for sale(10)	700	—	28,500	—
Adjusted EBITDA(1)	$84,675	$86,079	$272,200	$295,413

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Loss to Adjusted Net Income and Adjusted Diluted Earnings per Share(11)

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 3,	December 28,	January 3,	December 28,
	2026	2024	2026	2024
Net loss	$(15,178)	$(222,414)	$(43,257)	$(251,251)
Loss (gain) on extinguishment of debt(2)	—	188	(2,754)	2,126
Accelerated amortization of deferred debt financing costs(3)	—	—	588	456
Debt financing costs(4)	—	—	28	1,140
Acquisition/divestiture-related and non-recurring expenses(5)	3,633	4,649	14,655	8,938
Impairment of goodwill(6)	—	—	—	70,580
Impairment of intangible assets(7)	34,798	320,000	60,798	320,000
(Gain) loss on sales of assets(8)	—	—	(2,867)	135
Impairment of property, plant and equipment, net(9)	—	208	2,994	208
Impairment of assets held for sale(10)	700	—	28,500	—
Tax adjustments(12)	5,154	1,636	3,858	2,282
Tax effects of non-GAAP adjustments(13)	(6,309)	(79,636)	(21,277)	(98,876)
Adjusted net income(11)	$22,798	$24,631	$41,266	$55,738
Adjusted diluted earnings per share(11)(14)	$0.28	$0.31	$0.51	$0.70

(1)	EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income (loss) before net interest expense, income taxes, and depreciation and amortization. The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of certain assets); gains and losses on extinguishment of debt; impairment of assets held for sale; impairment of intangible assets; and non-recurring expenses, gains and losses.

Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA and adjusted EBITDA in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA and adjusted EBITDA because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement, the Company’s senior secured notes indenture and the Company’s senior notes indenture contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income (loss), net income (loss) or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(2)	Net interest expense for fiscal 2025 was reduced by $2.3 million (or $1.7 million, net of tax) as a result of gains on extinguishment of debt related to the Company’s repurchases of $40.7 million aggregate principal amount of its 5.25% senior notes due 2027 in open market purchases during fiscal 2025 at discounted repurchase prices, which resulted in a pre-tax gain of $2.9 million, partially offset by the accelerated amortization of deferred debt financing costs of $0.6 million, described in footnote (3) below, for fiscal 2025.

Net interest expense for fiscal 2024 includes a loss on extinguishment of debt of $2.1 million (or $1.6 million, net of tax), which consists of $1.3 million related to the refinancing of tranche B term loans and $0.6 million related to the refinancing of revolving credit loans during the third quarter of 2024, and $0.2 million related to the Company’s redemption in full of its then remaining outstanding 5.25% senior notes due 2025 during the fourth quarter of 2024.

(3)	Net interest expense for fiscal 2025 includes the accelerated amortization of deferred debt financing costs of $0.6 million (or $0.4 million, net of tax), resulting from the Company’s repurchases of 5.25% senior notes due 2027 described in footnote (2) above.

Net interest expense for fiscal 2024 includes the accelerated amortization of deferred debt financing costs of $0.5 million (or $0.3 million, net of tax), resulting from the Company’s prepayment of $21.3 million aggregate principal amount of tranche B term loans and repurchase of $0.7 million aggregate principal amount of 8.00% senior secured notes due 2028 during the second quarter of 2024.

(4)	Debt financing costs for fiscal 2024 reflects the portion of debt financing costs incurred in connection with the Company’s refinancing of the Company’s senior secured credit facility that is included in net interest expense. Of the $1.1 million (or $0.9 million, net of tax) included in net interest expense for the fourth quarter and full year 2024, $0.7 million relates to the refinancing of revolving credit loans and $0.4 million relates to the refinancing of tranche B term loans.
(5)	Acquisition/divestiture-related and non-recurring expenses primarily include acquisition, integration and divestiture-related expenses for prior and potential future acquisitions and divestitures, and non-recurring expenses.
(6)	In connection with the Company’s transition from one reportable segment to four reportable segments during the first quarter of 2024, the Company reassigned assets and liabilities, including goodwill, between four reporting units (which are the same as the Company’s reportable segments). The Company completed a goodwill impairment test, both prior to and subsequent to the change in reporting structure, comparing the fair values of the reporting units to the carrying values. The goodwill impairment test resulted in the Company recognizing pre-tax, non-cash goodwill impairment charges of $70.6 million (or $53.4 million, net of tax) within its Frozen & Vegetables reporting unit during the first quarter of 2024.
(7)	During fiscal 2025, the Company recorded pre-tax, non-cash impairment charges of $60.8 million (or $46.1 million, net of tax), including $34.8 million (or $26.4 million, net of tax) related to finite-lived intangible customer relationship assets and indefinite-lived intangible trademark assets for the Green Giant brand during the fourth quarter of 2025 and $26.0 million (or $19.6 million, net of tax) related to indefinite-lived intangible trademark assets for the Victoria and McCann’s brands during the third quarter of 2025.

During the fourth quarter of 2024, the Company recorded pre-tax, non-cash impairment charges of $320.0 million (or $241.6 million, net of tax) related to indefinite-lived intangible trademark assets for the Green Giant, Victoria, Static Guard and McCann’s brands.

(8)	During fiscal 2025, the Company recognized a net gain on sale of assets of $2.9 million (or $2.2 million, net of tax), which includes a gain on sale of $15.5 million (or $11.6 million, net of tax) for the Le Sueur U.S. divestiture during the third quarter of 2025, partially offset by a loss on sale of $12.6 million (or $9.5 million, net of tax) for the Don Pepino divestiture during the second quarter of 2025.
(9)	During the first quarter of 2025, the Company recorded pre-tax, non-cash impairment charges of $3.0 million (or $2.3 million, net of tax) related to property, plant and equipment.
(10)	During the third quarter of 2025, the Company reclassified $75.6 million of inventories, $6.3 million of indefinite-lived trademark intangible assets and $3.1 million of finite-lived customer relationship intangible assets related to Green Giant Canada within the Frozen & Vegetables business unit to assets held for sale as of the end of the third quarter of 2025. The Company then measured the assets held for sale at the lower of their carrying value or fair value less the estimated costs to sell, and recorded pre-tax, non-cash impairment charges of $27.8 million (or $21.0 million, net of tax) during the third quarter of 2025. During the fourth quarter of 2025, the value of inventories included in assets held for sale decreased by $5.2 million and the Company recorded additional pre-tax, non-cash impairment charges of $0.7 million (or $0.6 million, net of tax) related to inventories included in assets held for sale.
(11)	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures used by management to measure operating performance. The Company defines adjusted net income and adjusted diluted earnings per share as net income (loss) and diluted earnings (loss) per share adjusted for certain items that affect comparability. These non-GAAP financial measures reflect adjustments to net income (loss) and diluted earnings (loss) per share to eliminate the items identified in the reconciliation above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

(12)	The Company recorded a net tax adjustment expense of $5.2 million and $3.9 million during the fourth quarter of 2025 and fiscal 2025, respectively. The tax adjustment expense for fiscal 2025 is primarily comprised of a valuation allowance of $4.6 million related to the Company’s interest expense deduction limitation, $0.9 million related to share-based compensation and rate changes, and a return-to-provision adjustment of $0.5 million, partially offset by a tax adjustment benefit of $2.1 million for a change in tax regulations for Section 987 of the Internal Revenue Code of 1986.

Tax adjustments for the fourth quarter and full year 2024 relate to return-to-provision adjustments in the U.S., Mexico and Canada.

(13)	Represents the tax effects of the non-GAAP adjustments listed above, assuming a tax rate of approximately 24.5%.
(14)	The Company was in a net loss position for the fourth quarter and full year 2025 and the fourth quarter and full year 2024, therefore there are no potentially dilutive share-based compensation awards included in the calculation of diluted weighted average shares outstanding for those periods, as their effect would have been antidilutive. However, given that the adjustments described above resulted in adjusted net income for those periods, the dilutive impact of potentially dilutive share-based compensation awards are being included in the calculation of adjusted diluted weighted average shares outstanding and, therefore, in the calculation of adjusted diluted earnings per share.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Sales to Base Business Net Sales(1)

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 3,	December 28,	January 3,	December 28,
	2026	2024	2026	2024
Net sales	$539,556	$551,568	$1,828,687	$1,932,454
Net sales from discontinued or divested brands(2)	—	(16,382)	(22,633)	(51,475)
Base business net sales	$539,556	$535,186	$1,806,054	$1,880,979

(1)	Base business net sales is a non-GAAP financial measure used by management to measure operating performance. The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued or divested brands. The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.
(2)	For fiscal 2025, reflects net sales of the Le Sueur U.S. shelf-stable vegetable brand and the Don Pepino and Sclafani brands through the applicable dates of the divestitures. For the fourth quarter and fiscal 2024, reflects net sales of the Le Sueur U.S. shelf-stable vegetable brand, which was divested on August 1, 2025, net sales of the Don Pepino and Sclafani brands, which were divested on May 23, 2025, and a net credit paid to customers relating to other discontinued and divested brands.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Gross Profit to Adjusted Gross Profit and

Gross Profit Percentage to Adjusted Gross Profit Percentage(1)

(In thousands, except percentages)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 3,	December 28,	January 3,	December 28,
	2026	2024	2026	2024
Gross profit	$122,735	$118,687	$398,817	$421,950
Acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold(2)	1,117	3,658	3,539	5,979
Adjusted gross profit(1)	$123,852	$122,345	$402,356	$427,929

Gross profit percentage	22.7%	21.5%	21.8%	21.8%
Acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold as a percentage of net sales	0.2%	0.7%	0.2%	0.3%
Adjusted gross profit percentage(1)	23.0%	22.2%	22.0%	22.1%

(1)	Adjusted gross profit and adjusted gross profit percentage are non-GAAP financial measures used by management to measure operating performance. The Company defines adjusted gross profit as gross profit adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold and adjusted gross profit percentage as gross profit percentage (i.e., gross profit as a percentage of net sales) adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold. These non-GAAP financial measures reflect adjustments to gross profit and gross profit percentage to eliminate the items identified in the reconciliation above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.
(2)	Acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold primarily include acquisition, integration and divestiture-related expenses for prior and potential future acquisitions and divestitures, and non-recurring expenses.